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Exhibit 10.20

This publication describes the Annual Value Creation Plan, a discretionary bonus plan, for key employees of TriMas. Some of the AVC Plan's highlights include:

  •
  Participants are selected by the AVCP Committee.

  •
  The Plan's financial targets are established through the annual budgeting process and are expressed as Incentive earnings before subtracting interest, taxes, depreciation and amortization—adjusted for asset management.

  •
  You and your manager set individual performance targets.

  •
  Target Plan awards may be 10% of pay or more, depending on position scope and responsibility. You may earn more or less than your target based on actual Company (and, as applicable, Unit performance) and individual performance relative to targets.

  •
  For any Plan payment to be made in any year, Company performance results must be at least 90% of targeted results.

 The Annual Value
Creation Plan (AVCP)

TriMas is committed to ensuring that our total compensation program is consistent with market competitive pay practices, while providing opportunities to attract and retain excellent performers essential to our business success. As a component of your total compensation, the Annual Value Creation Plan, a discretionary bonus plan, works to support our overall business objectives by aligning individual goals with the goals of shareholders and focusing attention on the key measures of success. This plan is designed to reward achievement of key business goals and individual performance based on your contributions.

Participation
The AVCP Committee identifies the specific positions that are eligible for participation in the AVCP. The AVCP Committee is made up of the CEO, CFO, and VP HR of TriMas. In general, the Committee will award eligibility to SBU leadership, facility leadership and their direct reports (depending on size of the operation), and corporate leadership.

Performance Measures
AVCP awards are based on "Group", "Unit", and "Individual" performance during the year.

Group and Unit Performance
As defined in the box on the following page, the AVCP uses Incentive EBITDA ("Earnings Before Interest, Taxes, Depreciation and Amortization") as the measure of Group and Unit performance. While there are many possible measures for performance, EBITDA was selected because it is a good measure of cash flow—the "fuel" for reinvestment in our businesses and valued by investors because cash flow provides resources for reinvestment. In addition, consideration is given to the year over year working capital change as it relates to the percentage of sales.

The Annual Value Creation Plan

Each year, baseline performance levels for EBITDA are established through the business planning process and then adjusted for the year-over-year change in working capital to better reflect the importance of assets and asset management.

"Incentive EBITDA"

EBITDA (pronounced "E-BE-DA") is a measure of cash flow calculated as revenue minus expenses (before interest, taxes, depreciation and amortization). By excluding interest, taxes, depreciation and amortization from the expenses used in the calculation, the earnings figure that results is a good indication of the amount of money being brought into the Company.

For the AVCP, the annual EBITDA target is adjusted to reflect the cost of additional investment in the pursuit of EBITDA and to reward and encourage asset management. The adjustment is made as shown at right.	Here's how the Incentive EBITDA is
measured for the AVCP:
Prior year average working capital as a percent
of sales
minus
Current year average working capital as a
percent of sales
equals
Year-over-year change in average working
capital as a percent of sales
times
Current year sales
times
20%
equals
EBITDA Incentive Factor

Individual Performance
At the beginning of each year, you and your immediate leader will establish three to five measurable goals that are consistent with organizational goals (and subject to approval by the next level of management). At the end of the year, individual performance will be measured relative to those goals. Each year, there may be a corporate-wide focus for some or all of the individual goals.

AVCP Steps—Beginning of the Year
At the beginning of each year, we go through the following five steps:

Beginning of Year—Step 1: Determine Your Target Award
Your AVCP target award is simply a percentage of your annual base salary. This percentage is based on your position and scope of responsibility.

Target Award Example:
 Setting AVCP Target Award: Assume the employee's AVCP target is 10% of base salary, and that base salary is $80,000. In this case, the employee's AVCP award target is $8,000 (10% X $80,000).

Beginning of Year—Step 2: Determine Position and Related Components
Your AVCP award will be made up of three components: 1) Group Incentive EBITDA, 2) Unit Incentive EBITDA, and 3) individual performance.

The Annual Value Creation Plan

Beginning of Year – Step 3: Determine the Corresponding Component Weighting
Each component of your AVCP award has a "weighting" that indicates the component's relative importance to your overall Plan award, as summarized in the following chart:

Position	Group Weighting	Unit Weighting	Individual Weighting
Corporate/Group Controller	75% – TriMas	0%	25%
Group President	25% – TriMas	50% – Group Cequent/Energy/ISG/PSG	25%
SBU President/Local SBU (Cequent)	50% – Cequent	25% – Individual SBU (Cequent)	25%
SBU President/Local SBU (Cequent)	15% – Cequent	60% – Individual SBU (Cequent – TriMas Corporation Pty Ltd)	25%
SBU President/Local SBU (Energy)	15% – TriMas	60% – Individual SBU (Energy)	25%
SBU President/ Local SBU (ISG)	15% – TriMas	60% – Individual SBU (ISG)	25%
SBU President/ Local SBU (PSG)	15% – PSG	60% Individual SBU (PSG)	25%
SBU President/SBU Support (PTC)	15% – TriMas	60% – Individual SBU (PTC)	25%
Local SBU (PTC)	15% – PTC	60% Individual SBU (PTC)	25%

Component Weighting Example:
 Assume an employee in an ISG Unit position has an AVCP target of $8,000. The employee's target award is made up of the following components:

Group Incentive EBITDA	15% weight × $8,000 = $1,200

The Annual Value Creation Plan

Unit Incentive EBITDA	60% weight × $8,000 = $4,800
Individual Performance	25% weight × $8,000 = $2,000
$8,000

Beginning of Year – Step 4: Determine Target Performance for the Year
The Plan's financial targets are established through the annual business planning process. At the beginning of the year you will receive information about the target for Group Incentive EBITDA in the coming year and, as applicable, the target for Unit Incentive EBITDA.

Beginning of Year – Step 5: Set Your Individual Goals for the Year
By February 15 of each year, you and your leader will set individual performance targets for the year. Your individual performance goals must be approved by the next higher level of management. Each year, there may be a corporate-wide focus on some or all of the individual goals.

AVCP Steps – End of the Year

At the end of each plan year, AVCP awards will be determined following these four steps:

End of Year – Step 1: Determine Actual Performance Result
Soon after the end of each Plan year, actual Group Incentive EBITDA, Unit Incentive EBITDA and individual performance results will be measured. Incentive EBITDA measures are compared to the targets determined in the business planning process, and individual performance results are compared to goals set at the beginning of the year.

Results for each of the categories are expressed as Actual Performance divided by Target Performance. In this way, 100% indicates performance targets were met for the measure; a percentage above 100% indicates performance targets were exceeded—below 100% means performance targets were not achieved.

Determine Actual Performance Example:
 Assume the target for Unit EBITDA was $10 million, and actual Unit Incentive EBITDA was $11 million. Then performance results for Unit Incentive EBITDA equals 110% of target ($11 million actual divided by $10 million targeted = 1.10 or 110%).

End of Year – Step 2: Determine Corresponding Payment Factor
The AVCP then uses a "Performance Payment Factor" (see table, below) to determine a percentage of target award for each component (Group Incentive EBITDA, individual performance and, for Unit positions, Unit Incentive EBITDA).

Percent of target achieved for a given component (see Step 1):	Performance Payment Factor:
<90% of target	0% of target award
90% of target	50% of target award
95% of target	90% of target award
100% of target	100% of target award
105% of target	110% of target award
110% of target	120% of target award
115% of target	135% of target award
120% of target	150% of target award

The Annual Value Creation Plan

120% of target	150% of target award
120% - 150% of target	150% of target award plus 3% for each additional 1% that performance exceeds 120% of target
>150% of target	240% of target award

No payment will be made for any award component when actual performance for that component is below the applicable threshold.

Regardless of results for other measures, if Corporate Incentive EBITDA falls below 50% for any year, there will be no AVCP awards paid for that year.

Results between the levels stated on the chart above will be interpolated, i.e., for actual results between the stated percentages, there will be a corresponding payment level between the stated payment factor percentages.

Determine Payment Factor Example:
 Assume actual Group Incentive EBITDA is 120% of target. Using the Performance Payment Factor table, we can determine that 150% of the target award for the Group Incentive EBITDA component will be paid.

End of Year – Step 3: Multiply by Component Weighting
After determining the applicable Performance Payment Factor for each award component based on the actual results for Group Incentive EBITDA (and Unit Incentive EBITDA for Unit positions) and individual performance results, the Performance Payment Factors are multiplied by the applicable component weighting determined at the beginning of the year.

Component Weighting Example:
 For an employee within the ISG unit with the following results for each performance category – Group Incentive EBITDA – 110% of target; Unit Incentive EBITDA – 120% of target; and Individual Performance – 100% of target – the Performance Payment Factors and the Component Weightings are multiplied as follows:

Performance Category	Performance vs. Plan	Payment Factor		Component Weighting		Total

Group Incentive EBITDA:	110%	120%	X	15%	=	18%
Unit Incentive EBITDA:	120%	150%	X	60%	=	90%
Individual Performance:	100%	100%	X	25%	=	25%

End of Year – Step 4: Sum of Weighted Payment Factors Equals Actual Award
The fourth and final step to determine the actual AVCP award is to sum the weighted performance payment factors for each component, then multiply the total by the target award amount, as illustrated in the following example.

Actual Award Example:
 Assume you are an ISG unit employee with a total Plan award target of $8,000. Also assume the following results are achieved for each performance category: Group Incentive EBITDA – 110% of target; Unit Incentive EBITDA – 120% of target; and Individual Performance – 100% of target. Given these assumptions, your actual AVCP award is determined to be 133% of the $8,000 target award, or $10,640.

The Annual Value Creation Plan

Performance Category	Performance vs. Plan	Payment Factor		Component Weighting		Total

Group Incentive EBITDA:	110%	120%	X	15%	=	18%
Unit Incentive EBITDA:	120%	150%	X	60%	=	90%
Individual Performance:	100%	100%	X	25%	=	+ 25%

	Total Weighted Performance:					133%
	Target Award:					$8,000
	Actual Award:					$10,640

Additional Information

Discretion of Payments
The AVCP Committee reserves the right to defer, increase/reduce, or cancel any payments under the plan at any time (including during a plan year) based on the best interests of the Corporation and its shareholders, including, but not limited to, circumstances relating to (1) individual performance, (2) the Corporation's financial performance, or (3) the Company's future performance objectives.

Prorated Awards
If you move between units within the year, your award will be calculated to reflect the time spent in each unit. Base Salary and AVCP percent will be based upon the unit you are employed in as of 12/31 (all transfers will be handled on a case by case basis). If you move into or out of an AVCP eligible position, you will receive a prorated award based on your salary while in an eligible position.

Payment of Awards
Payment will be made not later than the 3/15 after the prior plan year end 12/31.

Termination of Employment
If you terminate employment prior to the end of the fiscal year due to death, retirement or disability, you will be eligible for a pro-rata share when awards are paid. If you terminate for any other reasons prior to the plan payout, you forfeit your award for the plan year.

Administration
The AVCP Committee will administer the plan.

Future of the Plan
The AVCP Committee reserves the right to amend, interpret or cancel this discretionary plan at any time based on the best interests of the Company and its shareholders. This plan supercedes all prior documentation relating to the Annual Value Creation Plan.

Questions?
If you have questions about the Annual Value Creation Plan described here, or about any other aspect of your TriMas compensation program, contact your local Human Resources representative.

Note:    At no time is this plan to be considered an employment contract between the participants and the Company. It does not guarantee participants the right of continued employment. It does not affect a participant's right to leave the Company or the Company's right to discharge a participant.

QuickLinks

  Exhibit 10.20
The Annual Value Creation Plan (AVCP)
The Annual Value Creation Plan
The Annual Value Creation Plan
The Annual Value Creation Plan